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                                                                    Exhibit 2(v)

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement"), made as of July 31, 2002 between Tice Technology, Inc., a Delaware Corporation ("Seller"), and Jerry Dunlap, a citizen and resident of Bradley County, Tennessee ("Purchaser");

         WHEREAS, Seller is owner of 100% of the issued and outstanding shares of MidSouth Sign Company, Inc., a Tennessee corporation ("MS") consisting of 100 shares of no par value stock (the "Stock");

         WHEREAS, Purchaser desires to acquire all of the Stock pursuant to the terms hereof; and

         WHEREAS, the parties have agreed that the sale and purchase of the Stock shall be pursuant to and in accordance with further representations, warranties, covenants and agreements hereinafter made.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         1.0 Sale of Stock. Seller agrees to sell and Purchaser agrees to purchase, pursuant to the terms of this Agreement and contingent upon the conditions herein, the Stock for $1 and conditioned upon the following: (a) the establishment of a line of credit from seller to buyer of a minimum of $250,000 by August 15, 2002, (b) the advancement of funds from seller to buyer, by the Closing, for repayment of Branch Banking & Trust Company, a North Carolina banking corporation ("BB&T"), of the payment by MS of certain debts evidenced by
(i) that certain Promissory Note made by MS in favor of BB&T pursuant to a Loan Agreement dated July 25, 2000, and (ii) that certain Promissory Note made by MS in favor of BB&T pursuant to a Loan Agreement dated May 27, 1999 (collectively, the "BB&T Debt"), (c) repayment of the obligations of MS to Conseco Finance, by Closing, and 4) Completion of the proposed sale of assets related to MS's National Survey Associates division by August 1, 2002, a copy of the proposed transaction which is attached as an exhibit to this agreement Upon repayment of the BB&T Debt, Purchaser acknowledges that Seller will hold a first position security interest in all assets of MS until such time as the line of credit and related obligations are fully satisfied. Purchaser acknowledges that except as specifically provided herein, Seller is not obligated to satisfy any liabilities of MS. Purchaser shall have the unrestricted right to assign his rights under this Agreement, in whole or in part, to any business entity that is owned or controlled by Purchaser.

               1.1 Closing. The purchase and sale of the Stock, subject to the provisions hereof, shall be as soon as possible but no later than December 31, 2002 (the "Closing Date"). Notwithstanding the foregoing, the obligation of Seller to sell the Stock pursuant to this Agreement shall be expressly conditioned upon approval of the sale of the Stock by the shareholders of Seller.

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                   1.2 Shareholder Voting Agreement. Pat Martin, Mike Atkins,
                   ABMG Holdings, LLC and TLC Financial Services, LLC, all of whom are shareholders of Seller and whose shares represent in the aggregate a majority of the outstanding shares of Seller, shall enter into an agreement as soon as possible pursuant to which they shall agree to approve the sale of MS to Purchaser.

         1.3 Management Agreement. Purchaser and Seller shall enter into Management Agreement in a form acceptable to all parties as soon as possible pursuant to which Purchaser shall manage MS from the Closing Date through the date of approval by the shareholders of Seller of the sale of MS to Purchaser (the "Management Agreement").

         1.4 Option Agreement. Tice Technology, Inc. retains the right to purchase up to 10% of the outstanding stock of the Company, at the sole option of Tice Technology, Inc., for $1 and for a period of ten years. Purchaser agrees to notify Seller at least thirty days in advance of a pending sale of the stock or substantially all the assets during this period.

         2.0 Representations and Warranties of Seller. The Seller represents and warrants as follows:

                     2.1 Organization, Standing and Capitalization of MS. MS is a Tennessee corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all necessary corporate power and authority to own its properties and to conduct its business as now owned and conducted and does not own property or conduct business so as to make it necessary for it to qualify to do business in any jurisdiction in which it is not now qualified.

               As of the date hereof, the authorized capitalization of MS consists of 100 shares of no par value stock of which 100 shares are issued and outstanding. All such outstanding shares are duly and validly issued, fully paid and non-assessable.

               There are not outstanding any other options, warrants, convertible securities or subscriptions to acquire stock or securities of MS nor is it obligated to issue any such options, warrants, convertible securities or subscriptions.

               2.2 Shareholders. Seller is the only existing shareholder of MS.

               2.3 Financial Statements and Conditions. Seller has furnished to Purchaser the financial statements of MS for the period April 1, 2001 to March 31, 2002 and interim financial statements of MS for the period April 1, 2002 to June 30, 2002 prepared by its internal accountant including the operating statement and balance sheet (the "MS Financial Statements"). The MS Financial Statements have been prepared from the books and records of MS on a consistent basis throughout the period indicated and fairly present the financial position, assets and liabilities of MS as of the date of the balance sheet included therein and fairly present the results of its operations and contain and reflect such reserves for liabilities

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          or obligations whether absolute or contingent or otherwise, and for all reasonably anticipated losses and costs in excess of expected receipts as required for a fair presentation of the information reflected therein and contain and reflect all necessary adjustments as to fairly present the financial condition and results of operations of MS. As of the Closing Date, MS does not have any liabilities or obligations not fully and properly reflected or reserved against in the balance sheet except liabilities and obligations incurred by MS in the ordinary course of business since July 1, 2002 or otherwise reflected in schedules attached hereto.

                2.4   Absence of Certain Changes. Except as may be described in
          Schedule 2.4 attached, since June 30, 2002 there has not occurred:

                     (a) any materially adverse change in the assets,
                liabilities, capitalization, condition (financial or otherwise), business or prospects of MS;

                     (b) any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on the assets, condition (financial or otherwise), business or prospects of MS or;

                     (c) any event or condition or threat thereof which does or reasonably might have a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of MS.

                     Since June 30, 2002, MS has not, directly or indirectly
                except as may be described in Schedule 2.4;

                            (i) made any loan or any advance other than in the ordinary course of business;

                            (ii) declared or paid any dividends on its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock;

                            (iii) subjected any of its assets to any mortgage,
                     deed or trust, security interest, lien, pledge, conditional sales contract, lease, encumbrance or charge;

                            (iv) sold, leased or otherwise transferred any of its assets other than in the ordinary course of business;

                            (v) except for those agreements related to the transaction contemplated herein and except for those agreements referred to in Schedule 2.4, entered into any agreement which is not in the ordinary course of business or which involves consideration given or to be given by MS in excess of Five Thousand Dollars ($5,000.00);

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                            (vi) incurred any obligation or liability for
                     borrowed money, or incurred any other obligation or liability except in the ordinary course of business except for those agreements referred to in Schedule 2.4.

                2.5 Accounts Receivable. Except as may be described in Schedule 2.5, the accounts receivable reflected in the June 30, 2002 Financial Statements, as well as the accounts receivable arising between that date and the Closing Date, subject to trade discounts, allowances and returns in the ordinary course of business, are and will be valid and enforceable, incurred in the ordinary course of the business, and payable to and collectible in full by MS without any set-off or counterclaim or any reduction except for reserves for bad debts reflected in such financial statements.

                2.6 Inventory. Except as set forth on Schedule 2.6, MS has good and marketable title to all of its inventories and work in process free and clear of all liens, leases, encumbrances, equities, conditional sales contracts, security interests, charges and restrictions.

                2.7 Income Taxes. Federal income tax and state franchise, excise and income tax returns with respect to MS and its shareholders have been filed through March 31, 2000. Federal income tax and state franchise, excise and income tax returns for the years ended March 31, 2001 and 2002 have not been filed. All employment tax returns that are required to be filed with respect to MS have been filed through March 31, 2002. To the best of Seller's knowledge, information and belief and except as set forth on Schedule 2.7, Seller knows of no subsequent events or decisions that would result in a material assessment by the tax authorities on returns that have been filed as of the closing date.

                2.8 Agreements. Attached as Schedule 2.8 is a true and complete list of all indentures, contracts, agreements, arrangements or other material obligations, if any, written or oral ("Agreements"), to which MS is, as of the date of this Agreement, a party, or by which it is bound, except those agreements which individually involve less than $5,000 in consideration. The agreements listed in Schedule 2.8 are valid and binding obligations of the parties hereto in accordance with their respective terms and, to the best of Seller's knowledge and, except as set forth on Schedule 2.8, there are no liabilities of MS arising from any breach or default prior to the date of this Agreement under any provisions of such Agreements and, to the best of Seller's knowledge and, except as set forth on Schedule 2.8, no event has occurred which through the passage of time or the giving of notice, or both, would constitute a breach or default of MS under any such agreement. Seller has no reason to believe that any agreement by which MS is bound is materially adverse to MS's business, assets or future condition (financial or otherwise).

                2.9  Real Property. MS owns no real property.

                2.10 Tangible Personal Property. Schedule 2.10 is a correct and complete list of all substantial tangible personal property used in the business of MS and owned as of June 30 2002, except for inventories of raw material, work in process, finished goods and tooling.

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                  2.11 Insurance. Schedule 2.11 contains a list of all insurance policies held by MS. MS has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

                  2.12 Labor, Benefit and Employment Agreements. Schedule 2.12 is a correct and complete list of all employment agreements, collective bargaining and other labor agreements, and pension, bonus and profit sharing agreements, deferred compensation, retainer, consulting or other agreements to which MS is a party by which it is bound. To the best knowledge of Seller, there is not pending or threatened any labor dispute, strike or work stoppage that may disrupt the continued operation of MS.

                  2.13 Employees, Officers and Directors. Schedule 2.13 is a correct and complete list of all salaried employees and their current rate of remuneration (including wages and fringe benefits). Such Schedule also includes a correct and complete list of all commission salesmen and manufacturers' representatives who have received commissions or salaries during the last fiscal year naming each and setting forth the gross salary and/or commission paid to each in respect of the prior calendar year of MS and the rate of salary and commission payable to each. Such Schedule also contains a correct and complete list of all of the officers and directors of MS and the rate of compensation payable to each such person in any and all capacities.

                  2.14 Litigation. Except as set forth in Schedule 2.14, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or to the best knowledge of Seller, threatened against or otherwise affecting MS or its assets. MS is not presently engaged in any legal action to recover claims for monies due it or damages sustained by it except as indicated in such Schedule. MS is not a party to any order, writ, injunction or decree of any local or foreign court, department, agency or instrumentality, except as set forth in such Schedule.

                  2.15 Violation of Applicable Law or Other Instruments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby requires any government or governmental agency approval nor will such result in a breach of any term or provision of or constitute a default or an event which with notice or lapse of time or both could constitute a default under any lease, license, contract, commitment, indenture, mortgage, deed of trust, instrument or other agreement to which MS is a party or by which MS or its properties are bound or constitute an event which would permit any party to any such agreement to terminate such agreement or to accelerate the maturity of any indebtedness or other obligation evidenced or incurred pursuant to such agreement or result in the creation or imposition of any lien, charge or encumbrance upon any asset of MS.

                  2.16 Absence of Undisclosed Liabilities. To the best of Seller's knowledge and except as to matters specifically referred to in Paragraphs 2.3 through 2.14 of this Section 2, MS as of the date of this Agreement has no other liabilities or obligations of any nature, whether absolute or contingent, except those incurred since June 30, 2002 in the ordinary course of business, none of which, individually or in the aggregate, are materially adverse. Except as set forth in this agreement and in the schedules to this Agreement, Seller does not have knowledge or any reasonable basis on which to anticipate the assertion against MS as of


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         the date hereof of any liability of any nature, or in any amount, not fully reflected or reserved against in the June 30, 2002 Financial Statements except those incurred since July 1, 2002 in the ordinary course of business.

                  2.17 Adequacy of Representations and Warranties. None of the warranties and representations made by Seller herein or in the Schedules or documents related hereto or in the June 30, 2002 Financial Statements or any certificates of memorandum furnished by Seller or on his behalf is known to contain or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.0 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                  3.1 Organization and Standing. Purchaser is an individual and has full power and authority to execute, deliver and perform his obligations under this Agreement.

         4.0 Additional Covenants and Agreements of Seller. In addition to the covenants and agreements elsewhere set forth in this Agreement, Seller covenants and agrees with Purchaser that Seller will:

                  4.1 Delivery of Schedules. To the extent he intends to furnish but has yet to complete any of the schedules referred to in Section 2 above, Seller shall furnish such schedules to Purchaser no later than August 15, 2002.

                  4.2 MS Employees. For a period of five (5) years, not employ or offer employment to such employees so long as they are employed by MS and shall not encourage or solicit such employees to terminate their employment.

                  4.3 Information Kept Confidential By Seller. Except where, by law or governmental regulation, Seller is required to make disclosure, and except for disclosure to attorneys, accountants and other professional advisors retained by Seller, Seller shall hold in strict confidence all data and information obtained from MS or any officer, agent or representative for MS relating to the financial condition, results of operation, products or other attributes of MS.

                  4.4 Taxes On Transactions Contemplated. Seller agrees that to the extent any of the transactions contemplated by this Agreement give rise to or result in the imposition of any capital gains and/or personal property tax or fees being imposed by any State, Federal and/or local authorities imposed on the Seller, Seller shall assume and pay such taxes.

         5.0 Actions at the Closing of the Purchase of MS Stock. Subject to the terms and conditions hereof and in exchange for the consideration hereinafter set forth, the parties hereto agree to consummate the following transactions at a closing on the closing date:

                  5.1 Transfer and Assignment of Stock By Seller. Seller shall convey, transfer, assign and deliver, together with all such further duly executed and acknowledged assignment or

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     other instruments of transfer as may be reasonably requested by Purchaser, the certificate or certificates representing one hundred (100) shares of the MS Stock which will constitute 100 percent (100%) of the issued and outstanding capital stock of MS.

          5.2 New Capital - Seller. Other than the amounts advanced to Seller to repay intercompany amounts due, to be used for the retirement of the BB&T Debts and the debt owed Conseco Finance, and the establishment of the $250,000 line of credit that will be secured by a lien on all assets of MS, Seller has no obligation to provide any additional capital to MS.

          5.3 New Capital - Purchaser. Purchaser acknowledges the capital due from Seller, and agrees to provide additional working capital if needed. Such working capital provided by Purchaser, if any, would be subordinate to the capital provided by Seller.

          5.4 Personal Guarantees. Pat Martin, Mike Atkins, Joe Baker, Larry Garner and Charles West agree to continue their personal guarantees on debts owed by MidSouth Sign Company, Inc. until such time they can be reasonably released. Buyers agree to use their best efforts to remove guarantees of Pat Martin, Mike Atkins, Joe Baker and Larry Garner as soon as possible without negative consequences or without damage to MidSouth's ability to continue business in a reasonable form.

          5.5 Other. Purchaser agrees to provide management services prior to Closing for no cash compensation, and agrees to limit cash compensation subsequent to closing to no more than $100,000 until the working line of credit established for MS by Seller is fully satisfied.

     6.0 Conditions Precedent to Purchaser's Obligation at the Closing. The obligation of Purchaser hereunder to deliver the consideration at the Closing is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

          6.1 Purchaser's Due Diligence. Purchaser shall have completed a due diligence examination of MS and its business.

          6.2  Representations, Warranties and Covenants.

               (a) All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date. Schedules attached hereto or subsequently delivered pursuant hereto and all amendments thereto, if any, shall likewise be true and correct as of the Closing Date;

               (b) Seller shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on the Closing Date.

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          6.3 Seller's Certificate. At Closing, Purchaser shall have received a certificate dated the Closing Date signed by a duly authorized officer of Seller to the effect that Seller has performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

          6.4 Approval of Documentation. The form and substance of all opinions, covenants, certificates and other documents hereunder shall be satisfactory in all reasonable respects to Purchaser's counsel.

          6.5 Resignations as Officers and Directors. The current officers and directors shall submit resignations effective the date of Closing.

     7.0 Conditions Precedent to Seller's Obligation to Close. The obligation of Seller hereunder to consummate the Agreements herein made is expressly subject to satisfaction on or prior to the Closing Date of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part in writing by Seller).

          7.1  Representations, Warranties and Covenants.

               (a) All representations and warranties of Purchaser (or the assignee of Purchaser if this Agreement has been assigned) contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

               (b) Purchaser shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

          7.2 Approval of Documentation. The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all reasonable respects to Seller's counsel.

          7.3 Approvals by Lending Institutions. Sellers will obtain necessary approvals by MidSouth's creditors and lenders to allow for the change of control and continuation of credit facilities.

          7.4 Corporate Approvals. Seller will obtain the approval of the Board of Directors and shareholders of Tice Technology, Inc. and MidSouth Sign Company, Inc.


     8.0 Covenant Not to Compete.

          (a) In exchange for the consideration described herein, Seller agrees, for the periods indicated below, that:

          (i) During the course of being a shareholder of MS, Seller has had, and may continue to have access to and gain knowledge of certain trade secrets and

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     confidential customer information regarding customers, accounts and procedures of MS including, but not limited to, MS's books and records, files, customer and account lists, and other information which has reference to any customer or business serviced by MS, which shall hereinafter be referred to as "Confidential Client Information." Seller acknowledges and agrees that: Confidential Client Information is both confidential and a trade secret, is not readily accessible to competitors of MS and shall be used by him for the sole benefit of MS; the Confidential Client Information has been compiled through and by use of MS's ingenuity, time, marketing and product development strategies, policies, labor, expense, continuous solicitation, investigation and long experience rendering the Confidential Client Information a valuable asset of MS, owned solely by MS and is a part of its goodwill; the Confidential Client Information consists of, among other things, preferred customers of a particularly profitable nature whose identities are not generally know in the trade; the nature of MS's business relationship to any client or customer solicited, produced, served, marketed or handled by Seller, is such that it would normally continue unless interfered with; the nature of MS's business is such that a customer will only patronize one business provider; and actual use or divulging to others for their use of the Confidential Client Information in violation of the terms of this Agreement would be unfair use, to MS's extreme prejudice, done with an intent of the Seller to injure MS.

          (ii) For the period of five (5) years from the date of execution hereof, Seller will not, directly or indirectly, either on his own account or as a partner, joint venturer, consultant, broker, agent, adviser, shareholder, member or otherwise either individually or for any other person, firm or corporation or otherwise, use or divulge Confidential Client Information in any manner or solicit, service, market, divert, accept, or handle any business in any way related to the business currently conducted by MS for current customers of MS within a three hundred (300) mile radius of Knoxville, Tennessee.

          (iii) For the period of five (5) years from the date of execution hereof, Seller will not, directly or indirectly, either on his own account or as a partner, joint venturer, consultant, broker, agent, adviser, shareholder, member or otherwise either individually or for any other person, firm or corporation or otherwise, solicit, service, market, divert, accept, or handle any business similar to MS's business on the date of this Agreement or operate or be affiliated in any manner whatsoever with a business of any type engaged in the fabrication of metal products.

          (iv) For the period of five (5) years from the date of execution hereof, Seller will not, directly or indirectly, induce any person employed by MS on the date of this Agreement to leave his or her employment with MS.

          (v) For the period of five (5) years from the date of execution hereof, Seller will not use or divulge to any other person or entity for its use any Confidential Client Information or trade secrets of MS relating to customers or prospects of MS, except in connection with the acquisition of A3 Technologies, Inc. and disclosure to governmental authorities and professional advisors as needed.

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          (vi) Notwithstanding anything herein to the contrary, Seller shall be entitled to make such disclosures as it reasonably believes are required under federal or state securities laws and no such disclosures shall be deemed to violate any provision of this Agreement.

          (b) The covenants in paragraphs 8(a)(i)-(vi) are intended to be separate and divisible covenants, and if, for any reason, any one or more thereof shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the same shall not be held to affect the validity or enforceability of any other such covenant of this Agreement.

          (c) The agreement of Seller not to engage in activities prohibited herein for the period of time agreed upon herein is a substantial consideration of this Agreement. Seller represents and admits that the above covenants are manifestly reasonable on their face and the parties expressly agree that they are also reasonable as to time and otherwise and that same are no greater than is required for the protection of MS. Seller agrees that the remedy at law for any breach by it of the above covenants will be inadequate and that this Agreement may be enforced by an injunction by any competent Court enjoining and restraining any violations hereof, including, without limitation, an injunction restraining Seller and any other person acting in concert with him from continuance of any act in violation of this covenant.

     9.0 Transactions Affecting the MS Stock. Seller agrees that prior to the Closing Date, Seller will take no action to transfer or encumber the Stock or cause or permit to be caused any impairment in his ability to sell the Stock pursuant to the terms of this Agreement and shall take all necessary actions to preserve and protect his ability to freely transfer the Stock to Purchaser or his assigns.

     10.0 Finder's and Broker's Fees. The parties to this Agreement represent that each has not dealt with any broker or finder or any other person who may claim entitlement to a broker or finder's fee, commission or similar compensation in connection with any of the transactions contemplated by this Agreement, and that, insofar as each knows or their dealings or negotiations are concerned, no finder, broker or other person is entitled to any finder's fee, broker's fee, commission or similar compensation in connection with any of the transactions contemplated hereby. Each of the parties to this Agreement agrees to indemnify and hold harmless the other party against any liability, damage, cost or expense incurred by reason of breach of the representation and warranty contained in the first sentence of this Section 10.

     11.0 Survival of Representations and Indemnification.

          11.1 Survival. All statements contained in any Exhibit, Schedule, document, certificate or other instrument delivered by or on behalf of any party hereto, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties made pursuant to this Agreement and all agreements made by the parties pursuant to this Agreement shall survive the consummation of all transactions contemplated by this

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     Agreement and any investigations made by or on behalf of any of the parties, provided that claims for damages resulting from breach of any representation or warranty must be made on or before the second anniversary date of the Closing Date or be deemed waived, provided further however, that failure to make a claim based upon an intentional failure of any party to disclose (i) any item required to be disclosed pursuant to sections 3 and 4 herein, or (ii) any item required so as not to make the items so disclosed materially misleading on or before the second anniversary of the Closing Date shall not be deemed waived.

          11.2 Indemnification by Purchaser. Purchaser agrees to indemnify Seller and hold him harmless against and in respects of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney's fees) which he may incur or may suffer by reason of (i) any breach of or failure by Purchaser to perform any of his warranties, guarantees, commitments or covenants in this Agreement; (ii) any breach of or failure by Purchaser to perform any obligations arising pursuant to the Management Agreement; and (iii) any act or omission of Purchaser which constitutes a breach or default hereunder. Consummation of the transactions hereunder shall not be deemed or construed to be a waiver of any right or remedy of Seller, notwithstanding any facts which Seller knew or should have known at the time of the Closing Date, nor shall this Section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by Seller.

          11.3 Indemnification by Seller. Seller agrees to indemnify Purchaser and hold him harmless against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney's fees and unknown or unrecorded liabilities, contingent or other) which Purchaser may incur or may suffer by reason of
     (i) any breach of or failure of Seller to perform any of his warranties, guarantees, commitments, or covenants in this Agreement and (ii) any act or omission of Seller which constitutes a breach or default hereunder. Consummation of the transactions hereunder shall not be deemed or construed to be a waiver of any right or remedy of Purchaser notwithstanding any facts which Purchaser knew or should have known at the time of the Closing Date, nor shall this Section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by Purchaser. In no event shall the indemnification hereunder exceed the amount of consideration received by Seller pursuant to this Agreement.

     12.0 Entire Agreement; Modification; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements (except those contemplated hereunder), understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or agreements among the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13.0 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

                                          SELLER:

                                          Tice Technology, Inc.


                                          By:  /s/ Charles R. West
                                             ---------------------
                                             Charles R. West
                                             President



                                          PURCHASER:


                                            /s/ Jerry Dunlap
                                          -----------------------------------
                                                 Jerry Dunlap

                                       12